EXHIBIT 10.2

[FORM OF TARGET AWARD NOTIFICATION LETTER (FISCAL 2010)

UNDER FARMER BROS. CO. 2005 INCENTIVE COMPENSATION PLAN]

FARMER BROS. CO.

Compensation Committee

20333 South Normandie Avenue

Torrance, California 90502

December     , 2009

[Name]

Farmer Bros. Co.

[Address]

Re:	Incentive Compensation Plan

Dear                     :

The Compensation Committee (“Committee”) has chosen you to be a participant in the Farmer Bros. Co. 2005 Incentive Compensation Plan (the “Plan”) for fiscal 2010. Your target award for fiscal 2010 is equal to     % of your annual base salary (“Target Bonus Percentage”). Your target award was determined by the Committee based on your expected total compensation, job responsibilities, [and] expected job performance [and your employment agreement].

In general, your bonus for fiscal 2010 will be determined primarily by measuring the Company’s financial performance and your achievement of individual goals which the Committee has assigned to you. The method for determining your bonus is described below.

Company	Financial Performance

In calculating your bonus under the Plan, Company financial performance will be weighted at     %. Company financial performance will be gauged by the level of achievement of operating cash flow (weighted at 70%) and net sales (weighted at 30%) as determined from the Company’s audited financial statements. “Operating cash flow” is defined as income from operations, after bonus accruals and excluding non-recurring items such as income from the sale of capital assets, plus depreciation and ESOP compensation expense. Subject to the Committee’s discretion under the Plan, threshold operating cash flow of $22.35 million must be achieved in fiscal 2010 to earn any bonus payout under the Plan. Assuming this threshold is achieved, a multiplier ranging from 0.0x to 1.5x will be assigned depending upon the level of achievement of operating cash flow and net sales as follows:

Performance Measure	Weighting	Below Threshold (0.0x)		Threshold (0.5x)	Target (1.0x)	Maximum (1.5x)
Operating Cash Flow	70%	< $	22.35 million	$22.35 million	$29.80 million	$37.25 million
Net Sales	30%	< $	463 million	$463 million	$502 million	$515 million

[NAME]

December     , 2009

Individual Performance

In calculating your bonus under the Plan, individual performance will be weighted at     %. The Committee has assigned the following individual goals to you for fiscal 2010:

Goal	Weighting
%
%
%
%
%
%
%
%
%

Bonus Determination

After the end of the fiscal year and promptly upon availability of the Company’s audited financial statements, the Committee will determine the Company’s level of achievement of operating cash flow and net sales based on the thresholds set forth above. This level of achievement will be multiplied by the applicable weighting (70% for operating cash flow and 30% for net sales) to determine the weighted achievement percentage for operating cash flow and net sales.

At such time, the Committee will also determine your percentage of achievement of each of the assigned individual goals. This level of achievement will be based on a percentage determined by the Committee in its discretion, ranging from 0% to 150%. The level of achievement will be multiplied by the assigned weighting to determine the weighted achievement percentage for each of your assigned goals.

The weighted achievement percentages for operating cash flow, net sales and each of your assigned goals will be added up, and multiplied by your Target Bonus Percentage. The resulting percentage will be multiplied by your fiscal 2010 annual base salary. The result will be the amount of your preliminary bonus award for fiscal 2010. The preliminary award is subject to adjustment, upward or downward, by the Compensation Committee in its discretion. The Committee also has the discretion to alter the financial performance criteria and individual goals during the year and to decline to award any bonus should the Committee determine such actions to be warranted by a change in circumstances. Accordingly, no bonus is earned unless and until an award is actually made by the Committee after year-end.

[NAME]

December     , 2009

Example

Assume that your annual base salary for fiscal 2010 is $250,000, you target award is 40% of your annual base salary and that Company financial performance is to be weighted at 50% and individual goals are to be weighted at 50%. (Target awards and weighting of Company financial performance/individual goals vary for each participant.) Assume also that you have been assigned four individual goals, weighted evenly. Assuming the levels of achievement set forth below, your bonus would be determined as follows:

Performance Measure/Goal	Weighting	Achievement	Achievement %	Weighted Level of Achievement (Weighting x Achievement %)	Total
Operating Cash Flow	35%[1]	$482.5 million	75%	26.25%	81.875% X 40% Target Bonus = 32.75% Preliminary Bonus X Base Salary of $250,000
Net Sales	15%[2]	$29.8 million	100%	15%
Individual Goal #1	12.5%[3]	Threshold	50%	6.25%
Individual Goal #2	12.5%[3]	Threshold	50%	6.25%
Individual Goal #3	12.5%[3]	Between Target and Maximum	125%	15.625%
Individual Goal #4	12.5%[3]	Target	100%	12.5%

1	Company financial performance weighted at 50%, multiplied by weighting of operating cash flow at 70%.
2	Company financial performance weighted at 50%, multiplied by weighting of net sales at 30%.
3	Individual goals weighted at 50%, four goals, each weighted at 12.5%.

The Committee intends that the bonus structure described above will encourage teamwork among key management personnel as well as individual achievement. The Company and individual goals are not intended to be easily achievable. The Committee does not intend to exercise discretion under the Plan to increase the amount of any award determined in the manner set forth above, except in extraordinary circumstances. The Committee can determine to pay awards on a current or deferred basis, or partly on each.

All awards are governed by the Plan provisions which control any inconsistency with this letter. A copy of the Plan is enclosed.

Please let me know if you have any questions. We wish you great success for fiscal 2010!

Very truly yours,

Thomas A. Maloof
Compensation Committee Chairman

cc: Compensation Committee Members